INITIAL SUMMARY PROSPECTUS

FOR

DEFERRED VARIABLE ANNUITY

an individual variable and fixed deferred annuity contract - flexible purchase payments issued by

THE PENN INSURANCE AND ANNUITY COMPANY

and funded through

PIA Variable Annuity Account I

of

The Penn Insurance and Annuity Company

PO Box 178, Philadelphia, Pennsylvania 19105

1-800-523-0650

December 31, 2023

This Summary Prospectus (the “Summary Prospectus”) describes an Individual Variable and Fixed Deferred Annuity with flexible purchase payments contract (the “Contract”) issued by The Penn Insurance and Annuity Company (“PIA,” the “Company,” “we,” “us,” or “our”). The Summary Prospectus contains information that the Contract owner should know before purchasing a Contract. Please read it carefully and save it for future reference. This Summary Prospectus is not an offering in any state, country, or jurisdiction in which we are not authorized to sell the Contracts. The Contract is not available in New York.

The Contract is an agreement between you and PIA. You agree to make one or more payments to us and we agree to make annuity and other payments to you at a future date. The Contract:

•	is an individual annuity and is not available as a group contract;
•

has multiple investment options available, including variable investment options which invest in underlying mutual fund portfolios and fixed investment options which will earn an interest rate which we will declare;

•	is a deferred annuity, which means that the regular annuity payments do not start immediately;
•	allows for flexible purchase payments, on or after the contract date, subject to certain restrictions;
•

is tax-deferred, which means that you will not pay income taxes until we begin to make annuity payments to you, or you take withdrawals from the Contract, or until the death benefit is paid to your beneficiary(ies);

•	allows you to choose among the fixed annuitization options that can guarantee income payments for a specified period or for the lifetime of the annuitant(s);
•	includes a standard death benefit; and
•

offers a selection of optional benefits at an additional charge including the Guaranteed Income Rider, Accumulation Income Rider, Enhanced Death Benefit Rider, and Guaranteed Minimum Accumulation Rider (although rider availability may vary by state and may change in the future).

Before you invest, you should also review the Prospectus for the Contract, which contains more information about the Contract’s features, benefits, and risks. You can obtain the Prospectus online at www.pennmutual.com/for-individuals-and-businesses/products-and-performance/performance-and-rates. You can also request this information at no cost by calling 1-800-523-0650 or by sending an email request to FundOperations@pennmutual.com.

Right to Cancel. If you are a new purchaser of a Contract, you may cancel your Contract within 10 days of receiving it without paying fees or penalties. In some states, this “Free Look” or cancellation period may be longer. If you cancel your Contract, in most states you will receive your Contract value and any fees or charges deducted. In some states, you will receive a full refund of the amount of any premiums you have paid, if greater than Contract value. You should review the Prospectus, or consult with your financial professional, for additional information about the specific cancellation terms that apply.

Additional information about certain investment products, including variable annuities, has been prepared by the Securities and Exchange Commission’s staff and is available at Investor.gov.

Contracts have risks including risk of loss of the amount invested. Contracts are not deposits of, or guaranteed or endorsed by, any bank and are not federally insured by the FDIC, Federal Reserve Board, or any other agency. An investment in the Contract involves investment risk including the possible loss of principal.

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The prospectuses of the mutual fund portfolios that are available in the Variable Investment Options (the “Portfolios” or the “Portfolio Companies”) contain important information that you should know about the variable investment options that may be made under the Contract. You should read the prospectuses of the available Portfolios carefully before you invest. You can obtain the prospectuses for the Portfolios online at www.pennmutual.com/for-individuals-and-businesses/products-and-performance/performance-and-rates. You can also request this information at no cost by calling 1-800-523-0650 or by sending an email request to FundOperations@pennmutual.com.

This Summary Prospectus (and the variable annuity) is not considered an offering in any jurisdiction where such offering may not be lawfully made. We do not authorize any information or representations regarding the offering described in this Summary Prospectus, the Prospectus, and the Statement of Additional Information (the “SAI”) other than as contained in these materials or any supplements to them, or in any other sales material we authorize.

DEFINITIONS

The following key terms and their definitions are included to help make this Summary Prospectus as readable and understandable for you as possible. Other terms used within this Summary Prospectus are defined within the text where they appear. Not all of the definitions of those terms are repeated in this glossary. More detailed information concerning the terms defined below is in the appropriate sections of this Summary Prospectus or the Prospectus.

Accumulation Benefit Base: The amount used to determine the minimum value available at the end of the Accumulation Benefit Period under the Guaranteed Minimum Accumulation Rider.

Accumulation Benefit Percentage: A percentage used to determine the minimum value available at the end of the Accumulation Benefit Period under the Guaranteed Minimum Accumulation Rider, which varies depending on the Accumulation Benefit Period selected.

Accumulation Benefit Period: Depending on the available option selected under the Guaranteed Minimum Accumulation Rider, a period of time of either seven or 10 years at Contract issue, and five, seven, or 10 years upon electing a Reset Benefit.

Accumulation Income Benefit Base: The amount used to determine the Guaranteed Annual Withdrawal Amount under the Accumulation Income Rider.

Accumulation Income Rider: An optional benefit that may be added to your Contract, for an additional charge, which provides for a guaranteed Lifetime Withdrawal benefit.

Accumulation Period: A period that begins with your first Purchase Payment and ends on the Annuity Date.

Accumulation Unit: A unit of measure used to compute the Variable Account Value under the Contract prior to the Annuity Date.

Actual Age: True calendar age in exact years (including partial year).

Administrative Office: The Penn Insurance and Annuity Company, Administrative Office, 600 Dresher Road, Horsham, Pennsylvania 19044.

Age-Based Lifetime Withdrawal Rate: The age-based component of the Lifetime Withdrawal Rate (based on the age of the younger Covered Life) under the Lifetime Withdrawal Guarantee of the Accumulation Income Rider.

Age Nearest Birthday: Age rounded to nearest whole number of years.

Annuitant: The individual named in the Contract whose lifetime is used as a measuring life for all annuity options, benefits, and features.

Annuitization: The process by which you convert your Contract Value into a stream of regular income payments.

Annuity Date: The date on which annuity payments begin, and the Contract transitions from the accumulation phase to the Annuitization (income) phase. The date annuity payments are scheduled to begin is shown in the Contract and will never be later than the maximum maturity date.

Annuity Payout Period: The period of time, starting on the Annuity Date, during which we make annuity payments.

Base Contract: The Contract without optional benefits.

Beneficiary: The person(s) named by the Contract Owner to receive the death benefit payable upon the death of the Contract Owner or Annuitant.

Code: The Internal Revenue Code of 1986, as amended.

Company: The Penn Insurance and Annuity Company. Also referred to as “we,” “our,” and “us,” or “PIA.”

Contingent Annuitant: The individual designated by the Contract Owner and named in the Contract who will become the Annuitant in the event that the Annuitant dies before the Contract is terminated or annuitized.

Contract: The combination variable and fixed annuity Contract described in this Summary Prospectus.

Contract Anniversary: Any subsequent anniversary date of the Contract Date. All values that are determined on a Contract Anniversary are based on the next close of regular trading on the NYSE. To the extent the Contract Anniversary falls on a date other than a business day any value to be determined as of the Contract Anniversary will be determined as of the close of regular trading of the NYSE on the next business day.

Contract Date: The date the Contract is issued.

Contract Owner or Owner: The person or entity, named in the Contract, unless amended by any subsequent change in ownership, entitled to exercise all of the ownership rights under the Contract.

Contract Specifications Page: The Contract Specifications Page contains your Contract’s individual specifications.

Contract Value: The sum of the Variable Account Value and the Fixed Account Value.

Contract Year: The time period between Contract Anniversaries; the first Contract Year runs from the Contract Date to the first Contract Anniversary.

Contract Year Quarter: Each three-month period during a Contract Year, with the first Contract Year Quarter in any Contract Year starting on the Contract Anniversary.

Covered Life: The person designated in the Contract upon whose age/lifetime the features and benefits of any Rider are based.

Death Benefit Enhancement: The amount by which the Enhanced Death Benefit Base exceeds the Standard Death Benefit payable under the Contract.

Deferral Phase: The period prior to the exercise of withdrawals under the Lifetime Withdrawal Guarantee of the Accumulation Income Rider or under the Living Benefit Guarantee of the Guaranteed Income Rider.

Early Access Withdrawal: You are permitted to take withdrawals during the Deferral Phase which do not initiate the Withdrawal Phase under the Accumulation Income Rider and under the Guaranteed Income Rider. Early Access Withdrawals reduce the applicable benefit base by the greater of the dollar amount of the withdrawal or a proportional reduction, which could significantly reduce the Rider’s benefit and even terminate the Rider and the Contract.

Effective Waiting Bonus: The component of the Lifetime Withdrawal Rate that is based on the age of each Purchase Payment under the Lifetime Withdrawal Guarantee of the Accumulation Income Rider.

Enhanced Death Benefit Base: The value used to determine the amount of the Death Benefit Enhancement.

Enhanced Death Benefit Rider: An optional benefit, for an additional charge, which may be added to your Contract which provides for the payment of the Death Benefit Enhancement in addition to the Standard Death Benefit.

Excess Withdrawal: Any withdrawal during the Withdrawal Phase in excess of the Guaranteed Annual Withdrawal Amount under the Accumulation Income Rider and under the Guaranteed Income Rider.

Fixed Account: The account in which amounts are held for the Contract under all Fixed Account Options prior to the Annuity Date.

Fixed Account Option: The Investment Options available under the Company’s Fixed Account, including the Short-Term Fixed Account and the Fixed Dollar Cost Averaging Options.

Fixed Account Value: The value of the amounts held in all Fixed Account Options of the Fixed Account for this Contract.

Fixed Dollar Cost Averaging Options: The Investment Options available under the Fixed Account that provide for credited interest at annual rates declared by the Company and are for use in the Dollar Cost Averaging Program.

Free Withdrawal Amount: The amount, expressed as a percentage of Purchase Payments, a Contract Owner may withdraw each year during the Surrender Charge Period without incurring a Surrender Charge.

Guaranteed Annual Withdrawal Amount (Accumulation Income Rider): The annual amount you may withdraw under the Accumulation Benefit Rider and based on the amount of the Accumulation Income Benefit Base and the Lifetime Withdrawal Rate that applies for the Covered Life(ves) at that time.

Guaranteed Annual Withdrawal Amount (Guaranteed Income Rider): The annual amount you may withdraw under the Guaranteed Income Rider and based on the amount of the Guaranteed Income Benefit Base and the withdrawal rate under the Living Benefit Guarantee at that time.

Guaranteed Income Benefit Base: The amount used to determine the Guaranteed Annual Withdrawal Amount under the Guaranteed Income Rider.

Guaranteed Income Rider: An optional benefit that may be added to your Contract, for an additional charge, which provides for guaranteed minimum withdrawals under the Living Benefit Guarantee.

Guaranteed Minimum Accumulation Benefit Amount: The guaranteed minimum amount which will be available as your Contract Value at the end of the Accumulation Benefit Period if you elect to add the Guaranteed Minimum Accumulation Rider optional benefit to your Contract.

Guaranteed Minimum Accumulation Rider: An optional benefit that may be added to your Contract, for an additional charge, at issue which provides for return of minimum value at the end of the Accumulation Benefit Period.

Initial Purchase Payment: The sum of all deposits made into the Contract on the Contract Date.

Investment Options: The Contract’s investment options that consist of the Variable Investment Options and the Fixed Account Options.

Joint Annuitant: The individual other than the Annuitant (as designated in the Contract) whose lifetime is also used as a measuring life for all annuity options, benefits, and features.

Joint Life Guarantee: Type of optional benefit that is added to the Contract at issue which designates that the features and benefits of the Rider(s) will cover two Covered Lives, specified at Contract issue.

Lifetime Withdrawal: Withdrawals available under the Lifetime Withdrawal Guarantee of the Accumulation Income Rider and under the Lifetime Withdrawal Guarantee of the Guaranteed Income Rider that provides Guaranteed Annual Withdrawal Amounts for the lifetime(s) of the Covered Life(ves).

Lifetime Withdrawal Guarantee: Provides Guaranteed Annual Withdrawal Amounts for the lifetime(s) of the Covered Life(ves) under the Accumulation Income Rider and under the Lifetime Withdrawal Guarantee of the Guaranteed Income Rider.

Lifetime Withdrawal Rate: The percentage applied to the Guaranteed Income Benefit Base (based on the age of the younger Covered Life) to determine the Guaranteed Annual Withdrawal Amount under the Lifetime Withdrawal Guarantee provided by the Guaranteed Income Rider. The percentage applied to the Accumulation Income Benefit Base (equal to the sum of the Age-Based Lifetime Withdrawal Rate and the Effective Waiting Bonus) to determine the Guaranteed Annual Withdrawal Amount under the Lifetime Withdrawal Guarantee of the Accumulation Income Rider.

Living Benefit Guarantee: Provides Guaranteed Annual Withdrawal Amounts under either the Lifetime Withdrawal Guarantee or the Standard Withdrawal Guarantee of the Guaranteed Income Rider.

Maturity Age: The oldest age at which annuity payments may begin as specified in your Contract (generally Actual Age 100).

Monthly Anniversary: The same day of each month as the Contract Anniversary; if there is no corresponding date in the month, the Monthly Anniversary date will be the last date of such month.

NYSE: New York Stock Exchange.

Non-Qualified Contract: A non-qualified annuity is not part of an employer provided retirement program and may be purchased by any individual or entity; contributions to non-qualified annuities are made with after-tax dollars.

Portfolios: The mutual fund portfolios that are available for investment in the Variable Investment Options of the Separate Account. The Portfolios are referred to sometimes as Portfolio Companies.

Purchase Payment: Any deposit made into the Contract.

Qualified Contract: A qualified annuity is purchased as part of, or in conjunction with, an employer provided retirement plan, such as a defined benefit pension plan, or an individual retirement arrangement, such as an Individual Retirement Annuity (IRA). PIA does not issue contracts through 401(k) or similar defined contribution pension plans.

Required Minimum Distributions (RMD): Required minimum distributions under the Internal Revenue Code.

Reset Benefit: A benefit available under the Guaranteed Minimum Accumulation Rider, which allows a Contract Owner to reset the Accumulation Benefit Base as the current Contract Value as of any Contract Anniversary and start a new Accumulation Benefit Period.

Reset Benefit Date: Any Contract Anniversary on which a Reset Benefit has been elected under an effective Guaranteed Minimum Accumulation Rider.

Rider: Optional benefit (or combination of benefits) that adds to, alters, or amends the Contract to provide additional features to the Base Contract — including the Enhanced Death Benefit Rider, Guaranteed Income Rider, Accumulation Income Rider, and Guaranteed Minimum Accumulation Rider (although rider availability may vary by state and may change in the future).

Rider Charge: The applicable charge for an optional benefit Rider that you may purchase with your Contract.

Separate Account: The PIA Variable Annuity Account I, of The Penn Insurance and Annuity Company, a segregated asset account of the Company. The Separate Account is divided into subaccounts, each of which invests exclusively in a specific Portfolio and is referred to sometimes as a Variable Investment Option.

Short-Term Fixed Account: The Investment Option available under the Fixed Account that earns a rate of interest declared by the Company from time to time.

Single Life Guarantee: Type of optional benefit that is added to the Contract at issue which designates that the features and benefits of the Rider will cover one Covered Life, specified at Contract issue.

Spousal Step-In: Under Code Section 72(s), upon Contract Owner’s death, a spouse who is sole primary Beneficiary of a Contract may take the Contract as their own.

Standard Death Benefit: The amount of the death benefit under the Contract, calculated as described under “What Are the Supplemental Riders and Benefits That Are Available? – Death Benefit.”

Standard Withdrawal Benefit Balance: Used to determine how long the benefit will last under the Standard Withdrawal Guarantee of the Guaranteed Income Rider.

Standard Withdrawal Guarantee: Provides Guaranteed Annual Withdrawal Amounts for the earlier of the Standard Withdrawal Benefit Balance reducing to zero and the lifetime(s) of the Covered Life(ves) under the Standard Withdrawal Guarantee of the Guaranteed Income Rider.

Standard Withdrawal Rate: The percentage applied to the Guaranteed Income Benefit Base to determine the Guaranteed Annual Withdrawal Amount under the Standard Withdrawal Guarantee of the Guaranteed Income Rider. The available Standard Withdrawal Rates at the time the Standard Withdrawal Guarantee is elected will be determined by the then applicable Lifetime Withdrawal Rate and the Standard Withdrawal Rate Threshold.

Standard Withdrawal Rate Threshold: The amount added to the then applicable Lifetime Withdrawal Rate to determine which Standard Withdrawal Rates are available under the Standard Withdrawal Guarantee of the Guaranteed Income Rider.

Step-Up: An increase in the Guaranteed Income Benefit Base, the Accumulation Income Benefit Base, the Enhanced Death Benefit Base, or the Standard Withdrawal Benefit Balance to an amount equal to 100% of the Contract Value, determined on the applicable Contract Anniversary.

Subsequent Purchase Payment: Any deposit made into the Contract after the Contract Date.

Surrender Charge: A fee imposed as a percentage of the amount of the Purchase Payments withdrawn in excess of the Free Withdrawal Amount for the Contract Year during the Surrender Charge Period.

Surrender Charge Basis: The sum of all Purchase Payments not yet withdrawn.

Surrender Charge Period: The number of Contract Years during which a Purchase Payment is subject to a Surrender Charge.

Surrender Value: Contract Value less any charges and fees imposed upon surrender.

Valuation Period: The period from one valuation of Separate Account assets to the next. Valuation is performed on each day the NYSE is open for trading.

Variable Account: The account under which amounts are held for the Contract Owner under all Variable Investment Options prior to the Annuity Date.

Variable Account Value: The sum of the values of the Accumulation Units held in the Variable Investment Options for this Contract.

Variable Investment Options: The subaccounts of the Separate Account, each of which invests exclusively in a specified Portfolio.

Withdrawal Phase: The period during which withdrawals are taken under the Lifetime Withdrawal Guarantee of the Accumulation Income Rider or under the Living Benefit Guarantee of the Guaranteed Income Rider.

You, Your: The Contract Owner, who can make decisions regarding allocation of Purchase Payments, transfers, withdrawals, surrender, naming Beneficiary(ies), electing Riders, and other matters (all within the Contract limits).

IMPORTANT INFORMATION YOU SHOULD CONSIDER ABOUT THE DEFERRED VARIABLE ANNUITY CONTRACT

FEES AND EXPENSES

Charges for Early Withdrawals

If you surrender your Contract or withdraw money from the Contract within seven years following your last Purchase Payment, you will be assessed a Surrender Charge of up to 8.00% of Purchase Payments withdrawn.

For example, if you make a withdrawal in the first year, you could pay a Surrender Charge of up to $8,000 on a $100,000 investment.

For more detailed information, see “Surrender Charge” under “What Are the Fees and Charges Under the Contract?” in the Prospectus.

Transaction Charges

In addition to Surrender Charges, you may also be charged for other transactions, such as transfers between Investment Options.

For more detailed information, see “Table of Fees and Expenses;” “What Are the Fees and Charges Under the Contract?” in the Prospectus.

Ongoing Fees and Expenses

The table below describes the fees and expenses that you may pay each year, depending on the options you choose. Please refer to your Contract Specifications Page for information about the specific fees you will pay each year based on the options you have elected.

	Annual Fee	Minimum	Maximum

	Base Contract[1]	1.40%	1.40%

	Investment Options (Portfolio fees and expenses)[2]	0.11%	0.41%

	Optional benefits available for an additional charge (for a single optional benefit, if elected)[3]	0.35%	2.50%

1  Expressed as an annual percent of Contract Value in the Variable Investment Options.

2  Expressed as an annual percentage of daily net assets in the Portfolio. This range is for the year ended December 31, 2022, and could change from year to year.

3  Expressed as an annual percentage of the applicable benefit base or Variable Account Value, depending on the optional benefit.

Because your Contract is customizable, the choices you make affect how much you will pay. To help you understand the cost of owning your Contract, the following table shows the lowest and highest cost you could pay each year, based on current charges. The estimate assumes that you do not take withdrawals from the Contract, which could add Surrender Charges that substantially increase costs.

	Lowest Annual Cost: $1,536	Highest Annual Cost: $5,059

Assumes:

•  Investment of $100,000

•  5.00% annual appreciation

•  Least expensive combination of the Contract and Portfolio fees and expenses

•  No optional benefits

•  No sales charges

•  No additional Purchase Payments, transfers, or withdrawals

Assumes:

•  Investment of $100,000

•  5.00% annual appreciation

•  Most expensive combination of Contract, optional benefits and Portfolio fees and expenses

•  No sales charges

•  No additional Purchase Payments, transfers, or withdrawals

RISKS

Risk of Loss	You can lose money by investing in this Contract, including loss of your Purchase Payments (principal). For more detailed information, see “Summary of Principal Risks of Investing in the Contract.”

Not a Short-Term Investment

The Contract is not designed for short-term investing and is not appropriate for an investor who needs ready access to cash.

The Contract is designed to provide for the accumulation of retirement savings and income on a long-term basis. As such, you should not use the Contract as a short-term investment or savings vehicle. A Surrender Charge may apply in certain circumstances, and potentially result in a significant reduction in the Standard Death Benefit, potentially significant reduction in or loss of optional benefits, and/or federal and state income taxes and tax penalties.

For more detailed information, see “Summary of Principal Risks of Investing in the Contract.”

Risks Associated with Investment Options

•   An investment in the Contract is subject to the risk of loss/poor investment performance of the Portfolios you choose, and the value of an investment can vary depending on the performance of the Portfolios.

•   Each Investment Option (the Variable Investment Options and the Fixed Account Options) has its own unique risks. You should review these Investment Options before making an investment decision. The performance of the Portfolios will vary among each other, may underperform similar mutual funds not available through the Variable Investment Options, and some are riskier than others.

•   A discussion of the risk of allocating your Purchase Payments to one or more Portfolios can be found in the prospectuses for the Portfolios. You should review the prospectuses for the Portfolios before making an investment decision.

For more detailed information, see “Summary of Principal Risks of Investing in the Contract;” “Appendix A – Portfolio Companies Available Under the Contract;” “Appendix B – Fixed Account Options.”

Insurance Company Risks

An investment in the Contract is subject to the risks related to the Company, including:

•   Any obligations, guarantees, and benefits of the Contract (including the Fixed Account Options, the Standard Death Benefit, and the optional Rider benefits) are subject to the claims-paying ability and financial strength of the Company.

•   There are risks relating to the Company’s administration of the Contract, including, among others, cybersecurity and infectious disease outbreak risks.

•   If the Company experiences financial distress, it may not be able to meet its obligations to you.

•   More information about the Company, including its financial strength ratings, is available upon request from the Company at 1-800-523-0650.

For more detailed information, see “The Penn Insurance and Annuity Company;” “Financial Statements;” “Insurance Company Risks” under “Summary of Principal Risks of Investing in the Contract;” “Other Information.”

RESTRICTIONS

Investments

•   You can allocate your Purchase Payments to the Variable Investment Options (that invest in the Portfolios) or the Fixed Account Options.

•   The minimum amount that may be transferred is $250 or, if less, the total amount held in the Investment Option.

•   The Company reserves the right to remove or substitute any of the Portfolios as Investment Options that are available under the Contract.

•   In addition, we may limit your ability to make transfers involving the Variable Investment Options if it is believed that a transfer may disadvantage or potentially harm or hurt the rights or interests of other Contract Owners.

•   We will also reject or reverse a transfer request if for any reason any of the Portfolios do not accept the purchase of its shares.

•   In addition, we reserve the right to reject any Purchase Payment at any time for any reason.

For more detailed information, see “How Do I Change the Contract’s Investment Allocations?;” “Appendix B – Fixed Account Options;”

Optional Benefits

The Contract offers a selection of optional benefits.

•   If you select an optional benefit, you are not permitted to invest in the Short-Term Fixed Account. In the future, we may change this restriction or add new ones relating to other Investment Options.

•   Withdrawals, including Required Minimum Distributions (“RMDs”), may reduce the value of an optional benefit by an amount greater than the value withdrawn or result in termination of the benefit and the Contract.

•   We will impose a surrender charge on withdrawals under the optional benefits that exceed the Free Withdrawal Amounts during the Surrender Charge Period.

•   Subsequent Purchase Payments are not permitted during the Withdrawal Phase of the Accumulation Income Rider, which means that the Purchase Payments cannot be used at that time to increase Contract Value, the death benefit or the Accumulation Income Benefit Base.

•   While the Guaranteed Minimum Accumulation Rider provides a guarantee that is designed to provide a minimum Contract Value, additional Purchase Payments made after the first 12 months of the Accumulation Benefit Period will not be included in the Accumulation Benefit Base. Any additional Purchase Payments made after the first 12 months will increase the Contract Value but not the Accumulation Benefit Base and may reduce the likelihood of receiving the benefit provided by the Guaranteed Minimum Accumulation Rider.

•   We may modify or stop offering an optional benefit at any time, and the availability of such benefits may vary by state.

For more detailed information, see “What Are the Supplemental Riders and Benefits That Are Available?”

TAXES

Tax Implications

•   Consult with a tax professional to determine the tax implications of an investment in and payments received under this Contract.

•   If you purchase the Contract through a tax-qualified plan or individual retirement account (“IRA”), you do not get any additional tax benefit.

•   Withdrawals from your Contract are taxed at ordinary income tax rates, and may be subject to a tax penalty before age 59 1⁄2.

For more detailed information, see “Summary of Principal Risks of Investing in the Contract –Taxes and Tax Risks;” “How Is the Contract Treated Under Federal Income Tax Law?”

CONFLICTS OF INTEREST

Investment Professional Compensation

Your financial professional may receive compensation for selling this Contract to you, in the form of commissions, asset-based compensation, allowances for expenses, and other compensation programs, and the Company may share the revenue it earns on this Contract with the professional’s firm. (Your financial professional may be your broker, investment adviser, insurance agent, or someone else.)

For these reasons, these financial professionals may have a financial incentive to recommend this Contract over another annuity contract or investment.

For more detailed information, see “Distribution Arrangements.”

Exchanges

Some financial professionals may have a financial incentive to offer you a new contract in place of the one you own. You should only exchange your contract if you determine, after comparing the features, fees, and risks of both contracts, that it is preferable for you to purchase the new contract rather than continue to own your existing contract.

For more detailed information, see “How Do I Purchase the Contract? – Tax Free ‘Section  1035’ Insurance Contract Exchanges.”

OVERVIEW OF THE DEFERRED VARIABLE ANNUITY CONTRACT

The following provides an overview of the Deferred Variable Annuity Contract’s primary features. Please read the full descriptions in the rest of this Summary Prospectus, the Prospectus, and your Contract, for more information regarding these features and other provisions of the Contract.

1.           Purpose of the Contract

The Contract is designed to accumulate Contract Value and to provide income over a certain period of time or for life subject to certain conditions. The Contract can supplement your retirement income by providing a stream of income payments during the Annuity Payout Period. The benefits offered under the Contract may be a variable or fixed amount, if available, or a combination of both. The Contract also offers a death benefit payable to your designated Beneficiaries upon the death of the Contract Owner or Annuitant.

This Contract may be appropriate if you have a long investment time horizon. It is not intended for people who may need to make early or frequent withdrawals or intend to engage in frequent trading in the Variable Investment Options.

2.           Phases of the Contract

Your Contract has two phases: (1) an accumulation (savings) phase called the Accumulation Period, prior to the Annuity Date; and (2) a payout (income) phase called the Annuity Payout Period, after the Annuity Date.

Accumulation (Savings) Period

To help you accumulate assets during the Accumulation Period, you can invest your payments and earnings in different Investment Options as follows:

•

The Contract allows you to allocate your Contract Value among the different Variable Investment Options which each invest in a specified mutual fund portfolio (each, a “Portfolio”). Your Contract Value will increase or decrease to reflect the investment performance of the Portfolios you select; you bear the investment risk and you can lose money invested in the Portfolios. Appendix A to this Summary Prospectus lists the Portfolios currently available in the Contract and includes additional information about the Portfolios.

•

In addition to the Variable Investment Options, the Contract allows you to allocate your Contract Value to the Fixed Account Options. The Fixed Account Options are the Short-Term Fixed Account and the Fixed Dollar Cost Averaging Options. The optional benefits do not permit you to invest in the Short-Term Fixed Account. The Fixed Account Options are designed to be safe investments that provide fixed returns, where the Company pays a fixed rate of interest (that it declares periodically, subject to a minimum) and where the Company bears the investment risk. The Fixed Account Options are described in Appendix B to the Prospectus.

•	You can change the Investment Options in which you invest throughout the Accumulation Period.

Annuity (Income) Payout Period

You can elect to annuitize your Contract and turn your Contract Value into a stream of income payments (called annuity payments), at which time the Accumulation Period of the Contract ends. These payments may continue for a fixed period of years, for your entire life, or for the longer of a fixed period or your life. If you annuitize, your investments will be converted to income payments and you may no longer be able to choose to make withdrawals from your Contract (depending on which Annuity option you select). All benefits (including death benefits and optional benefits) terminate upon Annuitization.

However, several optional benefit Riders offered under the Contract provide guaranteed payments during the accumulation phase that may last for life, and still allow you to make withdrawals and be eligible for a death benefit. Withdrawals that exceed specified limits under an optional benefit will reduce and could eliminate the income payments and other benefits of the optional benefit, including access to a death benefit.

3.           Contract Features

Base Contract

The Contract has a seven year Surrender Charge Period (based on each Purchase Payment) and a Contract expense charge of 1.40 of the Variable Investment Options on an annual basis.

Transfers

Within limitations, you may transfer Contract Value from one Variable Investment Option to another and between the Short-Term Fixed Account and the Variable Investment Options. In addition, the Contract offers two automated transfer programs — a dollar cost averaging program and an asset rebalancing program. You can elect to have your account value automatically rebalanced at no additional charge. We offer rebalancing programs that you can use to automatically reallocate your account value among your Variable Investment Options. You can also elect to allocate your investments using a dollar cost averaging program at no additional charge. You may not elect both a dollar cost averaging program and a rebalancing program.

Contract Value

The Contract Value includes the amount in the Variable Investment Options and the Fixed Account Options. The value of your Contract will increase or decrease based upon the investment performance of the Variable Investment Options you choose, your Purchase Payments, interest credited to the Fixed Account Options, any partial withdrawals, and the charges we deduct.

Surrenders and Withdrawals

During the Accumulation Period you can surrender the Contract or withdraw part of the Contract Value. However, the Contract is generally not a liquid investment. If you withdraw early, a Surrender Charge and federal and state taxes may apply and/or you may incur a tax penalty if you are younger than 59 1⁄2. Withdrawals, including Required Minimum Distributions (“RMDs”), could significantly reduce the standard death benefit in addition to the guaranteed benefits, and the amount of the reduction may be greater than the dollar amount of the withdrawal and could terminate the guaranteed benefits.

Free Look Period: “Right to Cancel”

If you are a new purchaser of a Contract, you may cancel your Contract within 10 days of receiving it without paying fees or penalties. In some states, this “Free Look” or cancellation period may be longer. If you cancel your Contract, in most states you will receive your Contract value and any fees or charges deducted. In some states, you will receive a full refund of the amount of any Purchase Payments you have paid, if greater than Contract value. To cancel your Contract, simply deliver or mail the Contract to our office or to the financial professional who delivered the Contract to you.

Death Benefit

Your Contract includes a death benefit that will be paid upon the death of either the Contract Owner or the Annuitant. On the death of the Annuitant, the death benefit will be equal to the greater of Contract Value or Purchase Payments less adjusted withdrawals. On the death of the Contract Owner who is not the Annuitant, the death benefit will be equal to the Contract Value.

Optional Benefit Riders

You may purchase certain available optional benefits for an additional fee:

•	Enhanced Death Benefit Rider – offers a Death Benefit Enhancement;

•	Accumulation Income Rider — provides for guaranteed Lifetime Withdrawals under the terms of the Rider;

•	Guaranteed Income Rider — provides for living benefit Withdrawals under the terms of the Rider; and

•	Guaranteed Minimum Accumulation Rider — provides for a return of a minimum value at the end of the Accumulation Benefit Period.

These optional benefit Riders provide different methods to take income from your Contract Value or receive lifetime payments and provide certain guarantees, regardless of the investment performance of the Contract. These guarantees are subject to certain conditions, as set forth elsewhere in this Summary Prospectus and the Prospectus.

Withdrawals that exceed specified limitations under certain Riders may result in a reduction or premature termination of those benefits or of those Riders. We will impose a surrender charge on withdrawals under the Riders that exceed the Free Withdrawal Amounts during the Surrender Charge Period.

Withdrawals, including RMDs, could significantly reduce the values under the Riders, perhaps by more than the amount of the withdrawal, and could terminate the Riders and the Contract.

The Guaranteed Income Rider and Accumulation Income Rider provide a contingent guarantee that may never come into effect because withdrawals taken while Contract Value is greater than zero are withdrawals of the Contract Owner’s own money, and the Company is only required to make guaranteed payments from its general account if and when the Contract Value is reduced to zero.

The Guaranteed Minimum Accumulation Rider provides a guarantee that may never come into effect because Contract Value may never be less than the Guaranteed Minimum Accumulation Benefit Amount, and the possibility that the Company will be required to pay the Guaranteed Minimum Accumulation Benefit Amount may be minimal.

While the Guaranteed Minimum Accumulation Rider provides a guarantee that is designed to provide a minimum Contract Value, additional Purchase Payments made after the first 12 months of the Accumulation Benefit Period will not be included in the Accumulation Benefit Base. Any additional Purchase Payments made after the first 12 months will increase the Contract Value but not the Accumulation Benefit Base and may reduce the likelihood of receiving the benefit provided by the Guaranteed Minimum Accumulation Rider.

Subsequent Purchase Payments are not permitted during the Withdrawal Phase of the Accumulation Income Rider, which means that the Purchase Payments cannot be used at that time to increase Contract Value, the death benefit or the Accumulation Income Benefit Base.

If you select an optional benefit Rider, you are not permitted to invest in the Short-Term Fixed Account. In the future we may change this restriction or add new ones relating to other Investment Options.

Taxes

You can transfer money between Investment Options without tax implications, and earnings (if any) on your investments are generally tax-deferred. You are taxed only: (1) when you make a surrender or withdrawal; (2) when you receive an income payment from the Contract; or (3) upon payment of a death benefit. That means Contract Owners enjoy tax-deferred growth, which provides greater earnings potential as compared to a fully taxable investment.

BENEFITS AVAILABLE UNDER THE DEFERRED VARIABLE ANNUITY CONTRACT

The following table summarizes information about the benefits available under the Contract:

Name of Benefit	Purpose	Is Benefit Standard or Optional	Maximum Fee	Brief Description of Restrictions/Limitations
Standard Death Benefit	Guarantees Beneficiaries will receive a benefit at least equal to your Purchase Payments less adjusted withdrawals	Standard	No additional charge	• Withdrawals could significantly reduce benefit

Enhanced Death Benefit Rider	Provides an enhanced Death Benefit by locking in market gains on each Contract Anniversary until age 80	Optional	0.75% (as a percentage of the benefit base)

•   Available only at Contract purchase

•   Withdrawals, including RMDs, could significantly reduce (perhaps by more than the amount of the withdrawal) or terminate benefit or Contract

•   You may not allocate to the Short-Term Fixed Account

Accumulation Income Rider	Allows you to take withdrawals annually for the lifetime of the covered life(ves) regardless of the performance of the Investment Options and even if the Contract Value reduces to zero	Optional	2.50% (as a percentage of the benefit base)

•   Available only at Contract purchase

•   Withdrawals, including RMDs, could significantly reduce (perhaps by more than the amount of the withdrawal) or terminate benefit or Contract

•   We will impose a surrender charge on withdrawals under the optional benefits that exceed the Free Withdrawal Amounts during the Surrender Charge Period

•   Subsequent Purchase Payments are not permitted during the Withdrawal Phase, which means that the Purchase Payments cannot be used at that time to increase Contract Value, the death benefit or the Accumulation Income Benefit Base

•   You may not allocate to the Short-Term Fixed Account

•   The Rider’s guarantees are not available before the covered life (or younger covered life for a Joint Life Guarantee) attains the age of 55

Guaranteed Income Rider	Allows you to take withdrawals annually regardless of the performance of the Investment Options and even if the Contract Value reduces to zero for either (1) the lifetime of the covered life(ves) or (2) the earlier of the lifetime of the covered life(ves) or the depletion of the specified value under the Rider	Optional	2.00% (as a percentage of the benefit base)

•   Available only at Contract purchase

•   Withdrawals, including RMDs, could significantly reduce (perhaps by more than the amount of the withdrawal) or terminate benefit or Contract

•   We will impose a surrender charge on withdrawals under the optional benefits that exceed the Free Withdrawal Amounts during the Surrender Charge Period

•   You may not allocate to the Short-Term Fixed Account

•   The Rider’s guarantees are not available before the covered life (or younger covered life for a Joint Life Guarantee) attains the age of 55

Name of Benefit	Purpose	Is Benefit Standard or Optional	Maximum Fee	Brief Description of Restrictions/Limitations

Guaranteed Minimum Accumulation Rider	Provides a guaranteed minimum Contract Value at the end of the benefit period selected with the possibility of resetting the benefit period periodically	Optional	1.50% (as a percentage of the benefit base)

•   Available only at Contract purchase

•   Withdrawals, including RMDs, could significantly reduce (perhaps by more than the amount of the withdrawal) or terminate benefit or Contract

•   You may not allocate to the Short-Term Fixed Account

•   Purchase Payments made after the first 12 months of the Accumulation Benefit Period will not be included in the Accumulation Benefit Base. Any additional Purchase Payments made after the first 12 months will increase the Contract Value but not the Accumulation Benefit Base and may reduce the likelihood of receiving the benefit provided by the Rider

Dollar Cost Averaging Program	Allows you to transfer amounts automatically from a Fixed Dollar Cost Averaging Option to Variable Investment Option(s) so that the cost of the securities is averaged over time	Optional	No additional charge

•   Must have a Contract Value of at least $10,000

•   Minimum transfer amount must be at least $50

•   Only new Purchase Payments may be allocated to the Fixed Dollar Cost Averaging Options

•   Dollar cost averaging and automatic asset rebalancing may not be elected at the same time

Automatic Asset Rebalancing Program	Automatically reallocates your Contract Value among the Variable Investment Options in accordance with the proportions you originally selected	Optional	No additional charge	• Must have a Contract Value of at least $10,000 • Dollar cost averaging and automatic asset rebalancing may not be elected at the same time

Subject to the Company’s right to discontinue or suspend the offering of optional benefits for new sales from time to time, you can purchase the optional benefits described above in addition to your Base Contract. There is an additional fee for certain of the optional benefits.

Combining Optional Benefits

You may elect the Enhanced Death Benefit Rider with the Accumulation Income Rider, the Guaranteed Income Rider, or the Guaranteed Minimum Accumulation Rider. No other combinations of Riders are permitted.

You may not elect Automatic Asset Rebalancing and Dollar Cost Averaging at the same time.

BUYING THE DEFERRED VARIABLE ANNUITY CONTRACT

Your financial professional will assist you in completing an application and sending it with a check for your first Purchase Payment, to our Administrative Office.

We accept a complete application to purchase a Contract within two business days after we receive it at our Administrative Office. If you send us an incomplete application, we will return your Purchase Payment to you within five business days unless you ask us to keep it while you complete the application.

All Subsequent Purchase Payments should be sent to the address specified in “How Do I Communicate With PIA — Contact Information.”

We reserve the right to limit, suspend, or reject any additional Purchase Payment at any time, but would do so only on a non-discriminatory basis.

Purchase Payment Requirements

Minimum Purchase Payment

The Contract will not be issued until PIA has received the minimum payment required to open the Contract. The table below summarizes the minimum initial and Subsequent Purchase Payment requirements by market type.

Market Type	Payment Type

Non-Qualified / Traditional Stretch IRA / Roth Stretch IRA	Minimum Initial Purchase Payment	$2,000
	Minimum Subsequent Purchase Payment	$1,000

Traditional IRA / Roth IRA / SEP IRA / Simple IRA / ERISA Defined Benefit Plan[1]	Minimum Initial Purchase Payment	$1,000[2]
	Minimum Subsequent Purchase Payment	$250[3]

1	ERISA Defined Benefit Plans must be approved by the Advanced Sales Department prior to opening.
2

For approved qualified employer-sponsored plans (SEP IRA, Simple IRA, or ERISA Defined Benefit Plan) funding the annuity through payroll deduction or on-going employer contributions, Initial Purchase Payment requirement must be satisfied by Purchase Payments made in the first Contract Year. The Contract will be terminated if the Minimum Initial Purchase Payment is not satisfied within 12 months of the issue date of your Contract, and all Purchase Payments made to date (adjusted for withdrawals) will be returned to you. The amount of Net Purchase Payments to be refunded will not be adjusted for market gains or losses incurred during this period.

3

If SEP IRA, Simple IRA, or ERISA Defined Benefit Plan market types are elected at issue, the minimum Subsequent Purchase Payment is $250 annually, and $25 per payment minimum under the automatic investment program.

Maximum Purchase Payment

We will accept up to $2,000,000 in cumulative Purchase Payments. This limit applies across all variable annuity contracts issued by the Company and its affiliates for the same Contract Owner (if natural person) or Annuitant. We reserve the right to change the amount of cumulative Purchase Payments we will accept. In addition, we reserve the right to reject any Purchase Payment at any time for any reason.

Allocation of Initial and Subsequent Purchase Payments

Your Initial and Subsequent Purchase Payments will be allocated to the Variable Investment Options and to the Fixed Account Options as you specify in the application for the Contract, unless you direct that the Subsequent Purchase Payments be allocated otherwise (subject to the limitations with the presence of an optional benefit). Subsequent Purchase Payments may be made at any time without prior notice to the Company. All Purchase Payments are subject to the minimum and maximum amount limitations. Allocation of payments may be subject to limitations if any optional benefits are present. In addition, we reserve the right to reject any Purchase Payment at any time for any reason.

Owner/Annuitant Requirements

You must specify the Owner and Annuitant information at the time of application, and the name(s) of Owner(s) and Annuitant(s) that you specify will be displayed on your Contract Specifications Page. Designation of Contract Owner(s) and Annuitant(s) will be effective on the Contract Date.

•	No more than two natural persons may be named in the Contract as Owner(s) and/or Annuitant(s).

•

If you are the sole Owner of the Contract, you may designate yourself as an Annuitant, or an Annuitant other than yourself. However, if you designate Joint Annuitants, you must be one of the Annuitants.

•	If your Contract is owned by an entity, joint ownership is not permitted, and there can only be one Annuitant.

•

If your Contract is jointly owned, both Contract Owners must be natural persons. If the Contract is jointly owned and there is one Annuitant, he/she must be a Contract Owner. If the Contract is jointly owned and there are Joint Annuitants, Annuitants must be the Contract Owners.

•

If you are not the Annuitant, you can designate yourself as Contingent Annuitant in the Contract, and become the Annuitant in the event that the Annuitant dies before the Contract is terminated or annuitized.

•	If you purchase an optional benefit in addition to your Base Contract, additional Contract Owner/Annuitant requirements may apply.

Issue Age Requirements

Issue age represented in the Contract is based on the age of the Owner and is determined by Age Nearest Birthday. Age Nearest Birthday is the age rounded to nearest whole number of years. If the Contract is jointly owned, both Owners must meet the issue age requirements. If the Owner is an entity, then the issue age represented in the Contract is based on the age of the Annuitant(s).

Annuitant(s) must also meet the issue age requirements of the Contract.

If you have not elected any available optional benefits under your Contract, the issue age requirement is 0-85.

If you wish to elect any available optional benefit, the issue age requirements may be different from the requirement noted above. Please see “Issue Age Requirements” subsection of the appropriate optional benefit section that applies to you. If you have an optional benefit, you will be subject to the strictest age requirement of your Base Contract Option/optional benefit combination.

Tax Free “Section 1035” Insurance Contract Exchanges

Generally, you can exchange one annuity contract for another in a “tax-free exchange” under Section 1035 of the Code. Before making an exchange, you should compare both contracts carefully. Remember that if you exchange another contract for the one described in this Summary Prospectus, you might have to pay a Surrender Charge on your old contract. Also, some charges may be higher (or lower), and the benefits may be different. If the exchange does not qualify for Section 1035 treatment, you may have to pay federal income and penalty taxes as a result of the exchange. You should not exchange another contract for this one unless you determine, after knowing all of the facts, that the exchange is in your best interest.

The Surrender Value of your existing contract may be impacted by increases or decreases in contract values that result from market fluctuations during the period between submission of the exchange request and actual processing. The Surrender Value may be calculated (by the existing contract issuer) sometime after we receive your exchange request in good order. In addition, as we will not issue the new contract until we have received an initial premium from your existing insurance company, the issuance of the contract in an exchange could be delayed.

The Variable Account Value

Your assets in the Separate Account are held as Accumulation Units of the Variable Investment Options that you select. An Accumulation Unit is a unit of measure used to compute the Variable Account Value under the Contract prior to the Annuity Date. The Variable Account Value is the sum of the values of the Accumulation Units held in the Variable Investment Options for this Contract.

Accumulation Units — Valuation

We value Accumulation Units as of the close of regular trading on the NYSE (generally, 4:00 p.m. ET). When you invest in, withdraw from, or transfer money to a Variable Investment Option, you receive the Accumulation Unit value next computed after we receive your Purchase Payment or your withdrawal or transfer request at our Administrative Office. Allocation, withdrawal, and transfer instructions received from you or the agent of record (pursuant to your instruction) at our Administrative Office after the close of regular trading on the NYSE will be valued based on the Accumulation Unit value computed as of the close of regular trading on the next NYSE business day. In the case of your first Purchase Payment, you receive the price next computed after we accept your application to purchase a Contract.

The value of an Accumulation Unit varies and is determined by multiplying its last computed value by the net investment factor for the Variable Investment Option for the current Valuation Period. The net investment factor measures (1) investment performance of Portfolio shares held in the Variable Investment Option, (2) any taxes on income or gains from investments held in the Variable Investment Option, and (3) the Base Contract expenses assessed against the Variable Investment Option. Therefore, the investment performance of the Portfolios, expenses and deduction of certain charges will affect the Accumulation Unit value and the number of Accumulation Units.

The Fixed Account Value

The Fixed Account Value is determined by the total amount of Purchase Payments allocated to the Fixed Account Options, adjusted by partial withdrawals, transfers, charges and expenses, and accumulated at effective annual rates declared by the Company, but at no less than the Minimum Guaranteed Interest Rate as described in Appendix B and specified in your Contract.

Contract Value

Your Contract Value is the sum of the Variable Account Value and the Fixed Account Value. Variable Account Value is the sum of the values of the Accumulation Units held in the Variable Investment Options. Fixed Account Value is the value of amounts held in all Fixed Account Options (Short-Term Fixed Account and Fixed Dollar Cost Averaging Options) of the Fixed Account for this Contract.

MAKING WITHDRAWALS: ACCESSING THE MONEY IN YOUR DEFERRED VARIABLE ANNUITY CONTRACT

How Can I Withdraw Money from the Deferred Variable Annuity Contract?

General Information on Surrenders and Withdrawals

You may access your Contract Value in one of the following ways:

•	by surrendering your Contract and receiving the Surrender Value;

•	by taking a partial withdrawal;

•	by taking systematic withdrawals;

•	by taking RMDs; or

•	when you start the annuity payments based on your Contract Value.

Before the end of the Surrender Charge Period, you can access a portion of the money in the Contract each Contract Year without being assessed a Surrender Charge. This is called a Free Withdrawal Amount (see “Surrender-Charge Free Withdrawals” above). However, if you decide to withdraw more than the Free Withdrawal Amount or surrender the Contract during the Surrender Charge Period, you may be assessed a Surrender Charge, as further described above.

Withdrawals will reduce the Contract Value and may have a negative impact on certain optional living benefits and on the death benefit, and the impact could be significant. A withdrawal may reduce or even terminate certain benefits. See “What Are the Supplemental Riders and Benefits That Are Available?”

You may also be subject to tax in the tax year in which you take a withdrawal from your Contract, including a 10% penalty tax under certain circumstances. See “How Is the Contract Treated Under Federal Income Tax Law?” for details.

Full Surrender

You can choose to surrender your Contract for its Surrender Value at any time before the death of the Contract Owner or Annuitant, and on or before the Annuity Date by sending a written request to our Administrative Office. Upon your request to surrender the Contract, all benefits under the Contract, including any optional benefits, will terminate as of the date of receipt of your written request by the Company. You will receive the Surrender Value, which is your Contract Value reduced by any applicable charges, such as: Surrender Charge, Rider Charges, and Annual Contract Administration Charge. We base your Surrender Value on your Contract Value next determined after we receive proper authorization from the Contract Owner at our Administrative Office.

We guarantee that upon full surrender, your Surrender Value attributable to the Fixed Accounts will not be less than the amount required by the applicable state nonforfeiture law at the time the Contract is issued.

Withdrawals Treated as Surrenders

In some circumstances, we reserve the right to treat your withdrawal as a full surrender, or to initiate a payment of the Surrender Value to you. This will cause your Contract and any optional benefits to terminate.

The following withdrawals will be treated as full surrenders:

•

Any withdrawal initiated by your request or deduction of fees or charges by the Company that brings the Contract Value to zero (unless the Guaranteed Income Rider or the Accumulation Income Rider is present),

•

Any withdrawal that would result in the amount remaining in the Contract to be less than the Minimum Remaining Balance of $2,000, or less than $250 remains in each Variable Investment Option or Short-Term Fixed Account. These rules do not apply to RMDs, Lifetime Withdrawals taken under the Accumulation Income Rider, or living benefit withdrawals taken under the Guaranteed Income Rider.

Withdrawal requests that would cause the Contract Value to reduce to zero or fall below the Minimum Remaining Balance will not be processed. You will have the option of processing a full surrender or cancelling your withdrawal request. If the Contract Value is reduced to zero as a result of deduction of fees or charges by the Company, the Contract will be terminated as of the date of deduction and notification of termination will be made to the Contract Owner.

We also reserve the right to terminate the Contract and any applicable Death Benefit by initiating a payment of the Surrender Value to you, if there is no Purchase Payment activity during the two most recent Contract Years, and the Contract Value is less than the Minimum Remaining Balance specified above.

The Company will notify the Contract Owner 60 days prior to terminating the Contract, by sending a notice to the Contract Owner’s address on file. A second notice will be sent 30 days prior to the date of termination. If no action is taken by the Contract Owner to increase the Contract Value to the required minimum, the Contract will be terminated by the Company and the Surrender Value will be paid to the Contract Owner.

Partial Withdrawal

You may take a partial withdrawal from your Contract Value on or before the Annuity Date and the death of the Contract Owner or Annuitant. We base your withdrawal on your Contract Value next determined after we receive proper authorization from the Contract Owner at our Administrative Office. We will pay you within seven days, except in limited circumstances. Please see “Deferment of Payments and Transfers” for more information on these limited circumstances. You may pay a Surrender Charge when you withdraw part of your Contract Value. See the “Surrender Charge” paragraph under “What Are the Fees and Charges Under the Contract?” for details. You may be subject to tax in the tax year in which you make a withdrawal, including an additional 10% tax under certain circumstances. See “How Is the Contract Treated Under Federal Income Tax Law?” below.

The following rules and restrictions apply to partial withdrawals:

•	Minimum Withdrawal. The minimum withdrawal is $500. If it is your first withdrawal in a Contract Year, the minimum withdrawal is the lesser of the following:

(a)	Free Withdrawal Amount (as further described under “Surrender-Charge Free Withdrawals”);

(b)	RMD amount; or

(c)	$500.

•

Minimum Remaining Balance. You may take a partial withdrawal only if the amount remaining in the Contract after the withdrawal is at least equal to the Minimum Remaining Balance of $2,000 and the balance remaining in the Variable Investment Option or Short-Term Fixed Account from which the withdrawal is made is at least $250.

•

Zero Contract Value. If you take a withdrawal that brings the Contract Value to zero, your Contract will be terminated (unless the Guaranteed Income Rider is present or the Accumulation Income Rider is present).

•

Default Liquidity Order. If you do not tell us otherwise, the withdrawal will be taken pro-rata from the Variable Investment Options, and then any remaining amount will be taken from the Short-Term Fixed Account. Within the Short-Term Fixed Account, partial withdrawals will be made from amounts most recently allocated, renewed, or transferred. If there is not enough value in these accounts, withdrawals will be taken from the Fixed Dollar Cost Averaging Account.

Systematic Withdrawals

Systematic withdrawals are regular payments that we make to you on a monthly, quarterly, semi-annual, or annual basis. It is a convenient way for you to withdraw your annual Free Withdrawal Amount without incurring a Surrender Charge, as well as to take RMDs or withdrawals under optional benefits. Systematic withdrawals are available if you have not exhausted your Free Withdrawal Amount in the current Contract Year.

Currently, we offer the following systematic withdrawal options:

•	Annual Free Withdrawal Amount,

•	RMD,

•	Guaranteed Annual Withdrawal Amount as specified by the Guaranteed Income Rider and Accumulation Income Rider,

•	Designated Withdrawal Amount (a fixed dollar amount), and

•	Substantially Equal Periodic Payments under Code Section 72(q)/(t).

The total amount that you withdraw in a Contract Year under the systematic withdrawal plan cannot exceed your Free Withdrawal Amount. However, RMD withdrawals and Guaranteed Annual Withdrawal Amounts under the Guaranteed Income Rider and the Accumulation Income Rider can be taken systematically, even if they exceed your Free Withdrawal Amount (although Surrender Charges may apply to any amount in excess of the Free Withdrawal Amount).

The withdrawals can be taken on a monthly, quarterly, semi-annual, or annual basis, and the minimum amount of each withdrawal payment is $50. We will adjust the frequency of your payments so that payments are at least $50 each. For example, if you would like to withdraw $100 a year, you can set up annual or semi-annual withdrawals, but not quarterly or monthly. Your payments will begin on the next withdrawal date following one modal period after we receive your request. For example, if we receive your request for quarterly withdrawals on January 3, and the next withdrawal date is the 8th of the month, your quarterly withdrawals will begin on April 8. Please note that no confirmations will be sent on systematic withdrawals but will be reflected on statements. For information on the tax treatment of withdrawals, see “How Is the Contract Treated Under Federal Income Tax Law?” below.

In the Contract Year when the systematic withdrawals are elected for the first time, the entire amount of the withdrawal requested will be disbursed among the remaining systematic withdrawal payments to be made prior to the next Contract Anniversary. Systematic withdrawal amounts will then be recalculated upon the next Contract Anniversary to reflect the annual withdrawal amount requested and a full year of systematic payments. For example, if you request your Free Withdrawal Amount be withdrawn with monthly systematic withdrawals and there are four months remaining in your Contract Year, you will receive the entire Free Withdrawal Amount divided by the four payments remaining in your Contract Year. Upon your next Contract Anniversary, your monthly systematic withdrawal payment will be recalculated to be 1/12 of the annual Free Withdrawal Amount. This could result in lower systematic withdrawal payments in your second year of withdrawal. The Free Withdrawal Amount will not be recalculated to reflect Subsequent Purchase Payments until the next Contract Anniversary.

Default Liquidity Order. If you do not tell us otherwise, the withdrawal will be taken pro-rata from the Variable Investment Options, and then any remaining amount will be taken from the Short-Term Fixed Account. Within the Short-Term Fixed Account, partial withdrawals will be made from amounts most recently allocated, renewed, or transferred. If there is not enough value in these accounts, withdrawals will be taken from the Fixed Dollar Cost Averaging Account.

Termination of Systematic Withdrawals. To stop the systematic withdrawals or to change the amount or the frequency of the withdrawals once systematic withdrawals are initiated, you must submit a request by sending a written notice to our Administrative Office or calling Customer Service. The systematic withdrawals will terminate upon the earlier of the death of the Contract Owner or the Annuitant, or upon Contract Owner’s request. Systematic withdrawals will be subject to Surrender Charge if the annual amount withdrawn exceeds the Free Withdrawal Amount. All withdrawals during the Contract Year are considered in the determination of the Free Withdrawal Amount withdrawn and the point at which Surrender Charges will be assessed for additional withdrawals.

Substantially Equal Periodic Payments under Code Sections 72(q) or 72(t)

If a withdrawal is taken from the annuity contract before age 59 1⁄2, the IRS generally imposes a 10% early withdrawal penalty on such distributions. However, substantially equal periodic payments under Code Section 72(q) or 72(t) are exempt from the 10% penalty tax on early distributions. If you choose to exercise this option, you will be required to irrevocably choose one of the three acceptable methods (as defined by IRS guidance) and receive these payments until the later of five years or attainment of age 59 1⁄2.

If you wish to take withdrawals under Code Sections 72(q) or 72 (t) (prior to age 59 1⁄2 of the Contract Owner, or Annuitant for entity owned Contracts), you may do so systematically. Section 72 (q)/(t) withdrawals do not receive any special treatment under the Surrender Charge provision. If your withdrawal exceeds the annual Free Withdrawal Amount, you will be subject to Surrender Charges as shown in the “Surrender Charge” section under “What Are the Fees and Charges Under the Contract?” If you purchased an optional benefit with your Contract, please refer to the appropriate optional benefit section for details on substantially equal periodic payments’ treatment under your optional benefit.

Revocation Rights

If you are a new purchaser of a Contract, you may cancel your Contract within 10 days of receiving it without paying fees or penalties. If the Contract is a “Replacement Contract” (i.e., it has been purchased with the proceeds from the surrender of another annuity contract you own), it may be cancelled within 30 days of receipt. In either situation, simply mail the Contract to the Company or the financial professional through whom it was purchased, along with a written request to cancel the Contract based on this provision. The Company will refund the amount calculated in accordance with state law, which is generally the Contract Value and any fees or charges deducted as of the date the notification and the Contract are received.

What Is Annuitization and How Do I Annuitize the Deferred Variable Annuity Contract?

Annuitization

Annuitization is a process by which your Contract Value is converted into a stream of regular income payments. You may choose to annuitize your Contract after the first Contract Anniversary. The Guaranteed Income Rider and the Accumulation Income Rider may impose different Annuitization and maturity processing requirements than described below.

Partial Annuitization on Non-Qualified Contracts

Partial Annuitization is an irrevocable election by the Contract Owner to apply only a portion of the Contract Value to purchase a stream of annuity payments under the Contract, leaving the remainder of the Contract Value to accumulate on a tax-deferred basis.

Partial Annuitization is only available on Non-Qualified Contracts, on or after the third Contract Anniversary. Partial Annuitization will be processed as of the date the written request from the Contract Owner and all required documentation is received by the Company.

If you enter the Withdrawal Phase under either the Guaranteed Income Rider or the Accumulation Income Rider, partial Annuitization is no longer available to you.

You may only elect three partial Annuitizations during the life of your Contract, and at least 12 months must elapse between partial Annuitizations. The amount requested for partial Annuitization must be at least $5,000 and cannot exceed 50% of your Contract Value.

Partial Annuitization will decrease the Contract Value and Surrender Charge Basis dollar-for-dollar; it will decrease the death benefit base proportionately or dollar-for-dollar, whichever is greater.

Amounts applied to partial Annuitization are not subject to Surrender Charges. They are also not taxed as a withdrawal under the deferred Contract provided the Annuitization option includes a life contingency.

Annuitized and non-annuitized portions of the Contract will be treated as separate Contracts for tax and administrative purposes, and different Annuity Dates will be established with respect to the annuitized and non-annuitized portions of the Contract.

For exclusion ratio purposes, “investment in the contract” will be allocated proportionately between the annuitized and non-annuitized portions of the Contract. This proportional allocation will also apply for other tax treatment purposes under Code Section 72 governing the exclusion ratio, investment in the contract, expected return, annuity starting date, and amounts not received as an annuity.

To be eligible for the exclusion ratio, the amounts must be received as an annuity for a period of 10 years or more, or for life.

We may change Contract provisions related to partial Annuitization, if required by IRS regulations or other applicable laws.

Annuity Date

The Annuity Date is the date on which annuity payments begin, transitioning from the accumulation phase to the Annuitization phase, based on the elected Annuity option or the default option. The date annuity payments are scheduled to begin is shown on your Contract Specifications Page. Unless another Annuity Date was specified on the application or requested later by written notification, the Annuity Date will be set to the later of (a) the first Monthly Anniversary following the younger Annuitant reaching the Maturity Age, or (b) the 10th Contract Anniversary. The Annuity Date must be at least one year after the Contract Date.

You may change the Annuity Date by sending a written request to our Administrative Office, which must be received by us at least 30 days before the current Annuity Date.

On the Annuity Date, the Contract Value, net of premium taxes if applicable, must be annuitized. Upon your request or on the Annuity Date described in your Contract, you may apply the Contract Value to any of the annuity options available in the “Annuity Options” section of the Contract, at guaranteed annuity rates described in the Contract. You can also elect to surrender the Contract and receive the Surrender Value. Any Contract Value applied to an Annuity Option on the Annuity Date will become part of the Company’s general account, which is subject to the claims of the Company’s creditors.

A notification that an Annuity option must be selected will be sent to you 60 days prior to your Annuity Date. You must select an Annuity option and notify us of your election at least 30 days prior to the Annuity Date. In the event no response is received from you, and if the Annuity Date is less than the maximum maturity date, the Annuity Date will be changed to the maximum maturity date. If the maximum maturity date has been reached, and you did not specify an Annuity option, the Contract Value will be annuitized on the Annuity Date based on an applicable default option. If the Guaranteed Income Rider or the Accumulation Income Rider is in force on the Annuity Date, the default option will be determined by the state of the optional benefit features at the time. If the Guaranteed Income Rider or the Accumulation Income Rider is not in force on the Annuity Date, the default option is the Life Annuity with Period Certain of 10 years.

Annuity Options

On or after the first Contract Anniversary, you may choose to annuitize your Contract and apply your Contract Value to one of the following fixed Annuity options at guaranteed annuity rates described in the Contract:

•

Period Certain-Only Option. Provides periodic income payments for a guaranteed period ranging from five to 30 years (the guaranteed period may not exceed the Annuitant’s life expectancy as defined by the IRS Life Expectancy Table for Qualified Contracts). If the Annuitant dies prior to the end of the guaranteed period, payments will continue to be paid to the designated Beneficiary(ies) until the end of the guaranteed period.

•

Life-Only Option. Provides periodic payments guaranteed for the lifetime of the Annuitant. The last payment will be the one that is due before the Annuitant’s death. Upon the death of the Annuitant, payments will cease and there will be no payments made to any Beneficiary. If the Annuitant dies before the first payment has been made, then no payments will be made under this option.

•

Life with Period Certain Option. Provides periodic income payments for the lifetime of the Annuitant, which are guaranteed for a period of time (“Period Certain”). The guaranteed period can range from five to 30 years. If the Annuitant dies prior to the end of the Period Certain, payments will continue to be paid to the designated Beneficiary(ies) until the end of the Period Certain. If the Annuitant lives longer than the Period Certain, payments will continue until the Annuitant dies, but there will be no payment to any Beneficiary.

•

Joint and Survivor Life Option. Provides periodic payments for the lives of the Annuitant and the Joint Annuitant. Upon the death of either Annuitant, and based on the percentage initially selected, payments will continue at a level of 100%, 75%, 66 2/3%, or 50% of the original benefit amount for the lifetime of the surviving Annuitant. The initial payment will be made if either the Annuitant or the designated second Annuitant are living. Subsequent payments will continue during the joint lives of the Annuitants and thereafter during the life of the surviving Annuitant. Payments will end with the last payment due before the death of the last Annuitant to die. After the deaths of both Annuitants, payments will cease and there will be no payments to any Beneficiary. If both Annuitants die before the first payment has been made, then no payments will be made under this option.

•	Any other form of annuity that you and we may agree upon.

If the maximum maturity date has been reached, and an Annuity option has not been specified by the Contract Owner, the Contract Value will be annuitized on the Annuity Date based on a Life Annuity with Period Certain of 10 years (default option) unless otherwise provided under the Code.

Annuity Payments

The Contract Value on the day immediately preceding the Annuity Date, and the guaranteed annuity rates described in the Contract, will be used to determine the annuity payment. If your Contract Value to be applied to the selected Annuity option on the Annuity Date is less than $5,000, we may pay you such amount in a lump sum.

The size of annuity payments is determined by a number of factors, including the amount of your investment, your age at the time of Annuitization, the form of annuity chosen, the expected length of the annuity period, the frequency of annuity payments and their duration, and a guaranteed rate of return. After annuity payments begin, no withdrawals may be made other than receipt of annuity payments. The Annuity option cannot thereafter be changed, and the size of your annuity payments will not change.

The annuity benefits at the time of their commencement will not be less than those that would be provided by the application of the Surrender Value to purchase a single premium immediate annuity contract at purchase rates offered by the Company at the time to the same class of Annuitants.

Annuity payments will generally start within 30 days after the Annuity Date. We usually make annuity payments monthly, but we will pay you quarterly, semi-annually, or annually, if you prefer. The less frequently we make payments, the larger each payment will be. If necessary, we will adjust the frequency of your payments so that payments are at least $50 each. For information on the tax treatment of annuity payments, see “How Is the Contract Treated Under Federal Income Tax Law?” Payments under all options will be made to or at the direction of the Contract Owner and may be elected as early as the first Contract Anniversary.

ADDITIONAL INFORMATION ABOUT FEES

The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering or making withdrawals from the Contract. Please refer to your Contract Specifications Page for information about the specific fees you will pay each year based on the options you have elected.

The first table describes the fees and expenses that you will pay at the time that you buy the Contract, surrender, or make withdrawals from the Contract, or transfer Contract Value between Investment Options. State premium taxes may also be deducted.1

Transaction Expenses

Sales Load Imposed on Purchases (as a percentage of Purchase Payments)	None

Maximum Surrender Charges (as a percentage of Purchase Payment surrendered)	8.00%	[2]

Maximum Transfer Fee	$20	[3]

1	As of the date of this Summary Prospectus state premium taxes generally range from 0.00% to 4.265%.
2

Surrender Charges are expressed as a percentage of the amount of the Purchase Payment surrendered and may vary by state. The percentage charge we use is determined by the number of years since receipt of the Purchase Payment to which the charge relates if you make a withdrawal or surrender your Contract to receive its cash value.

Number of full years since Purchase Payment	Applicable Surrender Charge
0	8.00%
1	7.00%
2	6.00%
3	5.00%
4	4.00%
5	3.00%
6	1.50%
7	0.00%

3

For transfers other than Dollar Cost Averaging and Automatic Asset Rebalancing, the transfer fee is currently $0. We reserve the right to restrict frequency of transfers or market timing in our sole discretion, and to impose a transfer fee in the future. Any transfer fee we impose would not exceed $20.

The next table describes the fees and expenses that you will pay each year during the time that you own the Contract (not including Portfolio fees and expenses).

If you choose to purchase an optional benefit, you will pay additional charges, as shown below. The charges shown below represent the maximum fees for each of the optional benefits. The current charges are shown in the accompanying footnotes.

Annual Contract Expenses

Administrative Expenses	$40	[1]

Base Contract Expenses (as a percentage of Variable Account Value)[2]	1.40%

Optional Benefit Expenses (as a percentage of benefit base or Variable Account Value as applicable):

Accumulation Income Rider	2.50%	[3]

Guaranteed Income Rider	2.00%	[4]

Enhanced Death Benefit Rider	0.75%	[5]

Guaranteed Minimum Accumulation Rider	1.50%	[6]

1	You pay $40 or 2.00% of the Variable Account Value, whichever is less. You do not pay this charge if your Variable Account Value is $50,000 or more.
2	Amount shown does not include any optional benefit Riders.
3

The current annual charge for the Accumulation Income Rider is 1.40% for a Single Life Guarantee and 1.65% for a Joint Life Guarantee. The charge is expressed as an annual percentage; it will be assessed on the Accumulation Income Benefit Base and will be deducted from the Contract Value on a quarterly basis.

4

The current annual charge for the Guaranteed Income Rider is 1.25% for a Single Life Guarantee and 1.40% for a Joint Life Guarantee. The charge is expressed as an annual percentage; it will be assessed on the Guaranteed Income Benefit Base and will be deducted from the Contract Value on a quarterly basis.

5

The current annual charge for the Enhanced Death Benefit Rider is 0.35%. The charge is expressed as an annual percentage; it will be assessed on the Enhanced Death Benefit Base and will be deducted from the Contract Value on a quarterly basis.

6

The current annual charge for the Guaranteed Minimum Accumulation Rider is 0.90%. The charge is expressed as an annual percentage; it will be assessed on the Accumulation Benefit Base and will be deducted from the Contract Value on a quarterly basis.

Portfolios’ Annual Operating Expenses

The next table shows the minimum and maximum total operating expenses charged by the Portfolios that you may pay periodically during the time that you own the Contract. Portfolio expenses may be higher or lower in the future. A complete list of Portfolios available under the Contract, including their annual expenses, may be found in Appendix A to this Summary Prospectus.

Annual Portfolio Expenses[1]	Minimum	Maximum

(expenses that are deducted from Portfolio assets, including management fees, distribution (12b-1) fees, and other expenses)	0.11%	0.41%

1

Expressed as a percentage of average net assets for the fiscal year ended December 31, 2022. Fund expenses may be higher or lower in the future. This information is provided by the Portfolios and their agents, and is based on the expenses of each Portfolio’s most recently completed fiscal year.

EXAMPLES

These examples are intended to help you compare the cost of investing in the Contract with the cost of investing in other variable annuity contracts. These costs include transaction expenses, annual Contract expenses, and annual Portfolio expenses.

The examples assume that you invest $100,000 in the Contract for the time periods indicated. The Example also assumes that your investment has a 5.00% return each year. The maximum expenses examples assume the most expensive combination of annual Portfolio expenses and optional benefits available for an additional charge. The minimum expenses examples assume the least expensive annual Portfolio expenses and that no optional benefits are purchased. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

Maximum Expenses Examples

If you surrender your Contract at the end of the applicable time period and have purchased optional benefits with maximum charges1:

	One Year	Three Years	Five Years	Ten Years
Deferred Variable Annuity	$12,251	$20,844	$29,852	$55,282

If you do not surrender your Contract or if you annuitize at the end of the applicable time period and you have purchased optional benefits with maximum charges1:

	One Year	Three Years	Five Years	Ten Years
Deferred Variable Annuity	$5,059	$15,481	$26,317	$55,282

Minimum Expenses Examples

If you surrender your Contract at the end of the applicable time period and have not purchased any optional benefits2:

	One Year	Three Years	Five Years	Ten Years
Deferred Variable Annuity	$8,736	$10,172	$11,837	$18,015

If you do not surrender your Contract or if you annuitize at the end of the applicable time period and have not purchased any optional benefits2:

	One Year	Three Years	Five Years	Ten Years
Deferred Variable Annuity	$1,536	$4,772	$8,237	$18,015

1   Assumes the Accumulation Income Rider and the Enhanced Death Benefit Rider are purchased and maximum Rider Charges of 3.25%. This Example also assumes maximum Portfolio expenses of 0.41%.

2   Assumes that no optional benefit Riders are purchased and minimum Portfolio expenses of 0.11%.

Certain Contract charges are currently assessed at less than their maximum levels. We may increase these current charges in the future up to the guaranteed maximum levels, as determined in the Company’s sole discretion. Without limiting the foregoing, the Company may increase current charges due to the Company’s experience with respect to mortality, expenses, taxes, persistency, capital requirements, reserve requirements, and changes in applicable laws. Although some Portfolios may have expense limitation agreements, the operating expenses of the Portfolios are not guaranteed and may increase or decrease over time.

APPENDIX A

PORTFOLIO COMPANIES AVAILABLE UNDER THE DEFERRED VARIABLE ANNUITY CONTRACT

The following is a list of Portfolios available under the Contract. More information about the Portfolios is available in the prospectuses for the Portfolios, which may be amended from time to time and can be found online at www.pennmutual.com/for-individuals-and-businesses/products-and-performance/performance-and-rates. You can also request this information at no cost by calling 1-800-523-0650 or by sending an email request to FundOperations@pennmutual.com.

The current expenses and performance information below reflects fees and expenses of the Portfolios, but does not reflect the other fees and expenses that your Contract may charge. Expenses would be higher and performance would be lower if these other charges were included. Each Portfolio’s past performance is not necessarily an indication of future performance.

PORTFOLIO TYPE	PORTFOLIO AND ADVISER/SUBADVISER	CURRENT EXPENSES	AVERAGE ANNUAL TOTAL RETURNS (as of 12/31/2022)
			1 YEAR	5 YEAR	10 YEAR
Vanguard Variable Insurance Fund
Domestic Large Blend	Equity Index Portfolio The Vanguard Group, Inc. (Adviser)	0.14%	-18.23%	9.27%	12.40%
Domestic Large Blend	Total Stock Market Index Portfolio The Vanguard Group, Inc. (Adviser)	0.13%	-19.59%	8.55%	11.92%
Intermediate-Term Bond	Global Bond Index Portfolio The Vanguard Group, Inc. (Adviser)	0.13%	-13.13%	-0.12%	N/A
Domestic Mid Blend	Mid-Cap Index Portfolio The Vanguard Group, Inc. (Adviser)	0.17%	-18.82%	7.18%	10.95%
Moderate Allocation	Moderate Allocation Portfolio The Vanguard Group, Inc. (Adviser)	0.12%	-15.93%	3.65%	6.14%
Intermediate-Term Bond	Total Bond Market Index Portfolio The Vanguard Group, Inc. (Adviser)	0.14%	-13.21%	-0.10%	0.92%
International Large Blend	Total International Stock Market Index Portfolio The Vanguard Group, Inc. (Adviser)	0.11%	-16.01%	1.01%	N/A
Conservative Allocation	Conservative Allocation Portfolio The Vanguard Group, Inc. (Adviser)	0.13%	-14.90%	2.52%	4.52%
Moderate Allocation	Balanced Portfolio Wellington Management Company LLP (Adviser)	0.21%	-14.30%	5.96%	8.41%
Domestic Large Growth	Capital Growth Portfolio PRIMECAP Management Company (Adviser)	0.34%	-15.48%	8.57%	13.75%
Domestic Large Value	Diversified Value Portfolio Hotchkis and Wiley Capital Management LLC (Adviser) and Lazard Asset Management LLC (Adviser)	0.29%	-11.49%	8.08%	10.08%

A-1

PORTFOLIO TYPE	PORTFOLIO AND ADVISER/SUBADVISER	CURRENT EXPENSES	AVERAGE ANNUAL TOTAL RETURNS (as of 12/31/2022)
			1 YEAR	5 YEAR	10 YEAR
Domestic Large Value	Equity Income Portfolio Wellington Management Company LLP (Adviser) and The Vanguard Group, Inc. (Adviser)	0.30%	-0.66%	8.51%	11.58%
Domestic Large Growth	Growth Portfolio Wellington Management Company LLP (Adviser)	0.34%	-33.37%	8.55%	12.49%
High Yield Bond	High Yield Bond Portfolio Wellington Management Company LLP (Adviser) and The Vanguard Group, Inc. (Adviser)	0.25%	-9.23%	2.27%	3.64%
International Large Growth	International Portfolio Baillie Gifford Overseas Ltd. (Adviser) and Schroder Investment Management North America Inc. (Adviser)	0.41%	-30.12%	4.45%	7.58%
Real Estate	Real Estate Index Portfolio The Vanguard Group, Inc. (Adviser)	0.26%	-26.30%	3.69%	6.36%
Domestic Small Growth	Small Company Growth Portfolio ArrowMark Colorado Holdings LLC (Adviser) and The Vanguard Group, Inc. (Adviser)	0.29%	-25.35%	4.53%	10.06%

A-2

The Prospectus and Statement of Additional Information (the “SAI”) include additional information about the Deferred Variable Annuity Contract. These documents are available without charge upon request from The Penn Insurance and Annuity Company, Attn: SAI Request, PO Box 178, Philadelphia, Pennsylvania 19105. Or you can call us toll-free at 1-800-523-0650 or visit our website at www.pennmutual.com. The Prospectus and SAI, both dated December 31, 2023 are incorporated by reference into this Summary Prospectus and, therefore, both are legally a part of this Summary Prospectus.

The SEC EDGAR Contract Identifier for the Deferred Variable Annuity Contract is C000245971.